Exhibit 99.1
LINN ENERGY ANNOUNCES SECOND-QUARTER 2012 RESULTS
HOUSTON, July 26, 2012 - LINN Energy, LLC (NASDAQ: LINE) announced today financial and operating results for the three months ended June 30, 2012, and the company's outlook for the remainder of 2012.
LINN Energy reported the following significant second-quarter 2012 results:

•	Increased average daily production 76 percent to 630 MMcfe/d, compared to 358 MMcfe/d for the second-quarter 2011

•	Increased Adjusted EBITDA 21 percent to $319 million, compared to $264 million for the second-quarter 2011

•	Reduced lease operating expenses 29 percent to $1.22 per Mcfe, compared to $1.73 per Mcfe for the second-quarter 2011

•	Completed three Hogshooter wells, with average initial production rates of approximately 2,500 Bbls/d of oil, 500 Bbls/d of NGLs and 3 MMcf/d of natural gas per well

•	Distribution coverage ratio of 0.97x, due to significantly lower than expected NGL prices
LINN Energy also reported the following significant year-to-date 2012 highlights:

•	Filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to the proposed initial public offering of common shares of Linn Co, LLC

•	Increased cash distribution 5 percent for the third consecutive year

•
Shifted Granite Wash drilling program to focus primarily on the oil-producing Hogshooter zone, where LINN has eight operated rigs currently drilling Hogshooter wells and plans to drill 20 wells by year-end 2012

•	Announced a total of approximately $2.8 billion in acquisition and joint-venture agreements:

-	$1.025 billion acquisition of Jonah Field properties in the Green River Basin of Wyoming from BP

-	$1.2 billion acquisition of properties in the Kansas Hugoton field from BP

-	$400 million joint-venture agreement with Anadarko in the CO2 enhanced oil recovery development of the Salt Creek field in Wyoming

-	$175 million acquisition of Overton Field properties in east Texas

•	2012 combined acquisitions expected to add approximately 300 MMcfe/d of production and increase total reserves by 1.7 Tcfe to 5.1 Tcfe

•	Strengthened commodity hedge portfolio:

-	Expected natural gas production is hedged approximately 100 percent for six years through 2017

-	Expected oil production is hedged approximately 100 percent for five years through 2016
“LINN has delivered outstanding performance this year. We achieved a company record with $2.8 billion of acquisition announcements. The long-life, low decline acquisitions are expected to add 300 million cubic feet equivalent per day of production and increase total reserves by 1.7 Tcfe to 5.1 Tcfe,” said Mark E. Ellis, Chairman, President and Chief Executive Officer.

“Our second-quarter distribution coverage ratio was negatively impacted by historically low NGL prices, which were 38 percent lower than first-quarter 2012 prices,” Ellis added. “However, with a full-year impact from 2012 acquisitions, robust organic growth and industry-leading oil and natural gas hedge positions, we expect our distribution coverage ratio to be approximately 1.2x in 2013. Furthermore, we believe the current weakness in commodity prices will continue to present LINN with additional accretive acquisition opportunities.”
Acquisitions
During the second-quarter 2012, the company announced two transactions totaling approximately $1.4 billion. In the first half of 2012, LINN announced or closed a total of approximately $2.8 billion in acquisition and joint-venture agreements, which are all long-life, low decline assets and immediately accretive to distributable cash flow per unit. In total, these acquisitions are expected to add an incremental 300 MMcfe/d of production and increase total reserves 50 percent over year-end 2011 reserves to 5.1 Tcfe. Consistent with the company's strategy, LINN has hedged approximately 100 percent of expected production for at least five years.
On June 25, 2012, the company signed a definitive purchase agreement to acquire properties in the Jonah Field, located in southwest Wyoming, from BP for a contract price of $1.025 billion, subject to closing conditions. This acquisition is expected to produce approximately 145 million cubic feet equivalent per day of liquids-rich natural gas production and provide LINN with a significant operated position in the Green River Basin. While current proved reserves total approximately 730 Bcfe, LINN has identified total resource potential of approximately 1.2 Tcfe that could provide significant upside potential in the future. Consistent with the company's strategy, LINN hedged 100 percent of expected net oil and natural gas production for approximately six years through 2017. The company expects to close the acquisition on or before July 31, 2012.
During the second quarter, LINN closed a $400 million joint-venture agreement to partner with an Anadarko affiliate in the CO2 enhanced oil recovery development of the Salt Creek field in Wyoming. Anadarko assigned LINN 23 percent of its interest in the Salt Creek field, which is expected to deliver 10 years of steady production growth while at the same time providing a low base-decline rate.
LINN also closed a previously announced $175 million acquisition to acquire properties in east Texas. These mature, long-life assets provide LINN with a low decline rate of less than 10 percent and proved reserves of approximately 136 Bcfe.
Operational Highlights
For the full-year 2012, LINN plans to allocate more than 50 percent of its total capital spending to the Granite Wash to drill approximately 65 operated horizontal wells. Given the decline in NGL and natural gas prices, the company has shifted all eight of its operated rigs in the Texas Panhandle portion of its Granite Wash acreage to focus on drilling the oil-producing Hogshooter zone. LINN has already hedged the anticipated increase in oil production and believes this meaningful shift in production mix will increase the company's cash flow starting in the second half of 2012 and beyond.
The company's first three Hogshooter wells had average initial production rates of approximately 2,500 Bbls/d of oil, and these wells have produced a cumulative total of approximately 285,000 Bbls of oil in the first 90 days on-line. Based on these excellent results and the company's extensive geologic and reservoir mapping in the Hogshooter interval, LINN anticipates drilling an additional 20 Hogshooter wells in 2012. Eight of those wells are currently drilling with results expected in the third quarter. The company is currently modeling an average initial production rate of 1,700 Bbls/d of oil for these wells. This estimate is based on established production trends from recent completions and LINN's mapping of the Hogshooter interval.
Various industry participants have tested horizontal oil intervals, including the Hogshooter, in Western Oklahoma over the past several years. LINN has expansive acreage in Oklahoma and has begun mapping the Hogshooter potential in the western portion of its acreage in the state. By year-end, LINN plans to begin testing the Hogshooter interval in the Mayfield area of Western Oklahoma.
LINN's net horizontal Granite Wash production during the second quarter averaged 160 MMcfe/d, an increase of 17 percent over the first quarter rate of 137 MMcfe/d. The company now has 111 operated horizontal wells producing and 19 operated wells drilling, completing or awaiting completion.
Operational efficiencies in the Granite Wash have enabled LINN to reduce the average spud to first production cycle time from 93 days to 79 days. LINN has also implemented a water-management system that enables the company to recycle almost all of the water used during the completion process. These efficiencies, combined with lower service costs, have helped the company reduce operating costs and capital expenditures in this area.

In the Permian Basin, water-management efforts have resulted in significant cost reductions and more efficient completion operations. These efforts will enable LINN to implement a water-recycling program in the Permian. The company also continues to run an active program in the Wolfberry trend, with five operated rigs drilling.
The company's other operating areas, comprised of low-decline mature assets, continue to deliver expected production volumes and integration of new assets is progressing smoothly. LINN assumed operations of the Hugoton properties July 1, 2012, and integration work in the Jonah Field is already in progress as the company will assume operations Nov. 1, 2012.
Supplemental information on the company's financial and operational results can be found under Presentations at www.linnenergy.com.
Second-Quarter 2012 Results
LINN increased production 76 percent to an average of 630 MMcfe/d in the second-quarter 2012, compared to 358 MMcfe/d for the second-quarter 2011. This increase in production is attributed to positive results from the company's drilling program and continued success of its acquisition program.
During the second-quarter 2012, LINN's hedged realized average price for natural gas was $5.65 per Mcf. This is $3.59 per Mcf more than its unhedged realized average price of $2.06 per Mcf. The company's hedged realized average price for oil was $92.92 per Bbl. This is $5.56 per Bbl more than its unhedged realized average price of $87.36 per Bbl. Realized average price for NGL production was $29.08 per Bbl for the second-quarter 2012, a decrease of 34 percent compared to $43.77 per Bbl in the second-quarter 2011.
Lease-operating expenses for the second-quarter 2012 were approximately $70 million, or $1.22 per Mcfe, compared to $56 million, or $1.73 per Mcfe, in the second-quarter 2011. Transportation expenses for the second-quarter 2012 were approximately $22 million, or $0.38 per Mcfe, compared to $6 million, or $0.20 per Mcfe, in the second-quarter 2011. Taxes, other than income taxes for the second-quarter 2012, were approximately $31 million, or $0.53 per Mcfe, compared to $20 million, or $0.62 per Mcfe, during the second-quarter 2011. General and administrative expenses, excluding unit-based compensation expenses, for the second-quarter 2012 were approximately $35 million, or $0.61 per Mcfe, compared to $26 million, or $0.81 per Mcfe, in the second-quarter 2011. Depreciation, depletion and amortization expenses for the second-quarter 2012 were approximately $144 million, or $2.50 per Mcfe, compared to $79 million, or $2.44 per Mcfe, in the second-quarter 2011.
LINN's distribution coverage ratio for the second-quarter 2012 was 0.97x. The significant decline in NGL prices during the quarter negatively impacted coverage by approximately 0.18x. The company generated adjusted EBITDA (a non-GAAP financial measure) of $319 million for the second-quarter 2012, compared to $264 million in the second-quarter 2011.
Adjusted EBITDA is a measure used by company management to evaluate cash flow and the company's ability to sustain or increase distributions. A reconciliation of adjusted EBITDA to net income (loss) is provided in this release (see Schedule 1). The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives and depreciation, depletion and amortization.
LINN utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility. The company reported gains on derivatives from oil and natural gas hedges of approximately $440 million for the quarter. This includes $304 million of noncash gains from the change in fair value of hedge positions, due to a decrease in commodity prices, and realized hedge gains of $118 million during the second quarter. Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the company's ability to pay cash distributions.
For the second-quarter 2012, the company reported net income of $237 million, or $1.19 per unit. This includes noncash gains of $304 million, or $1.52 per unit, from the change in fair value of hedges covering future production, an expense of $146 million, or $0.73 per unit, on the impairment of long-lived assets, and a gain of $19 million, or $0.09 per unit, related to other items. Excluding these items, adjusted net income (a non-GAAP financial measure) for the second-quarter 2012 was $61 million, or $0.31 per unit (see Schedule 2).
Adjusted net income is presented as a measure of the company's operational performance from oil and natural gas properties, prior to derivative gains and losses, impairment of long-lived assets, loss on extinguishment of debt and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period. A reconciliation of adjusted net income to net income (loss) is provided in this release (see Schedule 2).

LinnCo IPO
On June 25, 2012, LINN announced that Linn Co, LLC, a wholly-owned subsidiary of LINN, filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to its proposed initial public offering of common shares. For more information, please read the publicly available filing.
Hedging Update
LINN expanded its oil and natural gas hedge positions for additional production associated with acquisitions and the switch to oil in the Granite Wash. Based on current production estimates, the company is approximately 100 percent hedged on expected natural gas production for six years through 2017. Expected oil production is 100 percent hedged for five years through 2016. For 2012, the company is hedged at a weighted average oil price of $97.26 per Bbl and a weighted average natural gas price of $5.28 per Mcf. At the end of the second quarter, the mark-to-market value of LINN's hedge positions was approximately $1.4 billion.
Guidance Update
LINN expects the mid-point of full-year 2012 adjusted EBITDA to be approximately $1.35 billion and anticipates a distribution coverage ratio of approximately 1.10x for the second half of the year. While the revised 2012 financial forecast was negatively impacted by declines in NGL prices, both recent acquisitions and the shift to oil in the company's Granite Wash drilling program are expected to mitigate the risk of lower NGL prices.
Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com.
Cash Distributions
In April 2012, LINN increased its quarterly cash distribution 5 percent for the third year in a row. The increase became effective with respect to the first-quarter 2012 distribution, which was paid May 15, 2012. On July 24, 2012, the company's Board of Directors declared a quarterly cash distribution of $0.725 per unit, or $2.90 per unit on an annualized basis, with respect to the second-quarter 2012. The distribution will be paid August 14, 2012, to unitholders of record as of the close of business August 7, 2012.
Conference Call and Webcast
As previously announced, management will host a teleconference call July 26, 2012, at 10 a.m. Central/11 a.m. Eastern to discuss LINN Energy's second-quarter 2012 results and its outlook for the remainder of 2012. Prepared remarks by Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.
Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 11461293) or via the internet at www.linnenergy.com. A replay of the call will be available on the company's website or by phone at (855) 859-2056 (Conference ID: 11461293) for a seven-day period following the call.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).
Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).

ABOUT LINN ENERGY
LINN Energy's mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-10 U.S. independent oil and natural gas development company, with approximately 5.1 Tcfe of proved reserves (pro forma for closed and announced 2012 acquisitions) in producing U.S. basins as of Dec. 31, 2011. More information about LINN Energy is available at www.linnenergy.com.
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including the company's drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the company's financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the company's reports filed with the Securities and Exchange Commission. See “Risk Factors” in the company's Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:        LINN Energy, LLC

Investors:
Clay Jeansonne, Vice President - Investor Relations
281-840-4193
Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA
Adjusted EBITDA
Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, adjusted EBITDA should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.
The Company defines adjusted EBITDA as net income (loss) plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Impairment of long-lived assets;

•	Write-off of deferred financing fees;

•	(Gains) losses on sale of assets and other, net;

•	Provision for legal matters;

•	Loss on extinguishment of debt;

•	Unrealized (gains) losses on commodity derivatives;

•	Unrealized (gains) losses on interest rate derivatives;

•	Realized (gains) losses on interest rate derivatives;

•	Realized (gains) losses on canceled derivatives;

•	Realized gain on recovery of bankruptcy claim;

•	Unit-based compensation expenses;

•	Exploration costs; and

•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders. Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA
The following presents a reconciliation of net income (loss) to adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)

Net income (loss)	$237,086	$237,109	$230,884	$(209,573)
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	6,034	29,308	45,127	36,359
Interest expense, cash	86,773	61,591	129,652	125,181
Interest expense, noncash	7,617	770	42,257	644
Depreciation, depletion and amortization	143,506	79,345	260,782	145,711
Impairment of long-lived assets	146,499	—	146,499	—
Write-off of deferred financing fees	6,229	1,189	7,889	1,189
(Gains) losses on sale of assets and other, net	(444)	(93)	991	(916)
Provision for legal matters	160	248	795	740
Loss on extinguishment of debt	—	9,810	—	94,372
Unrealized (gains) losses on commodity derivatives	(303,630)	(163,434)	(250,406)	261,851
Realized gain on recovery of bankruptcy claim	(18,277)	—	(18,277)	—
Unit-based compensation expenses	6,663	5,543	14,834	11,181
Exploration costs	407	550	817	995
Income tax expense	512	1,670	9,430	5,868
Adjusted EBITDA	$319,135	$263,606	$621,274	$473,602

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income
Adjusted Net Income
Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, adjusted net income should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP. Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss) or any other GAAP measure of liquidity or financial performance. Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, realized gain on recovery of bankruptcy claim, impairment of long-lived assets, loss on extinguishment of debt and (gains) losses on sale of assets, net.
The following presents a reconciliation of net income (loss) to adjusted net income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands, except per unit amounts)

Net income (loss)	$237,086	$237,109	$230,884	$(209,573)
Plus:
Unrealized (gain) losses on commodity derivatives	(303,630)	(163,434)	(250,406)	261,851
Realized gain on recovery of bankruptcy claim	(18,277)	—	(18,277)	—
Impairment of long-lived assets	146,499	—	146,499	—
Loss on extinguishment of debt	—	9,810	—	94,372
(Gains) losses on sale of assets, net	(479)	(128)	921	(986)
Adjusted net income	$61,199	$83,357	$109,621	$145,664

Net income (loss) per unit - basic	$1.19	$1.34	$1.17	$(1.25)
Plus, per unit:
Unrealized (gains) losses on commodity derivatives	(1.52)	(0.93)	(1.26)	1.56
Realized gain on recovery of bankruptcy claim	(0.09)	—	(0.09)	—
Impairment of long-lived assets	0.73	—	0.74	—
Loss on extinguishment of debt	—	0.06	—	0.56
(Gains) losses on sale of assets, net	—	—	—	(0.01)
Adjusted net income per unit - basic	$0.31	$0.47	$0.56	$0.86